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Exhibit 10.11

Force Protection, Inc. Force Protection Industries, Inc. 9801 Highway 78, Bldg #3 Ladson, SC 29456	Tel (843) 740-7015 Fax (843) 740-1973 www.forceprotection.net

Date: April 5, 2006

To:
Mr. Raymond Pollard
86 Labbe Lane
Leonard MI 48367

Re:
Employment Letter

Dear Ray:

        I am pleased to confirm our offer of employment with Force Protection Inc., (the "Company") on the following terms:

Title:	Chief Operating Officer
Compensation:
Salary:	$240,000 per year in cash to be paid bi-weekly (according to the Company's regular practices).
Stock Grant:

As an employee, on the first (1st) and second (2nd) anniversary of employment with the Company—an annual grant of shares of the Company's unregistered common stock equal to $40,000 (calculated using the closing share price as of the date of acceptance of this offer).

Relocation:	A one time relocation payment of $30,000 payable upon start of employment.
Benefits:

Health insurance and other benefits according to the Company's standard benefits package in effect from time-to-time. You will also be eligible for Gain Sharing and/or Company Stock Option programs if and when they are approved.

Severance:

Your employment is "at will" and the Company may end your employment at any time without prior notice. We agree to "guarantee" twenty-four (24) months of Salary to you commencing from your start date. If your employment is terminated by the Company without cause during the 24 month period immediately following your Start Date, you will receive a one-time lump-sum severance amount equal to the remaining Salary compensation you would have been paid during the balance of such 24 month period. As an example, if your employment is terminated without cause 15 months from your start date, you would receive a lump-sum payment of 9 months under the aforementioned "guarantee"—for a total compensation period of 24 months.

Start Date:	As soon as available

Employment Terms:

        Your principal place of work will be at the Company's facility in Ladson, South Carolina.

        In consideration of the Company extending this offer to you, you agree to the following:

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  You agree to be bound by and comply with the Company's practices and procedures and our Code of Ethics & Conduct.

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  You agree at all times to protect the Company's best interests and to perform your duties in a diligent and professional manner. You owe a duty of loyalty to the Company and agree not to work for any third parties without the Company's express approval.

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  You agree to treat all Company information and trade secrets as confidential, and agree not to use for your own purposes or disclose such information to outside third parties.

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  You agree that work you perform for the Company shall be "work for hire" and that the Company shall own all the results of your work, including all intellectual property rights arising out of or from such work.

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  You agree to execute such additional documents as the Company may require from time to time in connection with any of the foregoing matters or as part of the Company's standard policies & procedures, including our "Non-Disclosure Agreement." You acknowledge that such agreements shall be deemed to be a part of your employment agreement, and that the conditions of such agreements may bind you beyond the period of your employment.

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  You agree that this agreement may be transferred by the Company in connection with any merger, acquisition, reorganization or restructuring and that it is subject to the jurisdiction and laws of the State of South Carolina.

        We are extremely pleased to confirm this offer and look forward to your contribution to our Company. This agreement is intended to supersede and replace all other agreements between us and may not be modified or amended except in writing signed by both of us.

        If the terms hereof are acceptable to you, I would ask that you kindly sign below and return a copy of this letter to me.

Regards,

Sincerely yours,

By:	/s/ GORDON MCGILTON
	Gordon McGilton 4/7/06	Accepted and Agreed:
		By:	/s/ RAYMOND POLLARD
Name: Ray Pollard 4/11/06

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  Exhibit 10.11